Exhibit 99.1

SUPPLEMENT DATED NOVEMBER 29, 2010

TO

PROXY STATEMENT DATED NOVEMBER 11, 2010

ALBERTO CULVER COMPANY

2525 Armitage Avenue

Melrose Park, Illinois 60160

GENERAL INFORMATION

This supplement is being mailed on or about November 30, 2010, to the stockholders of record of Alberto Culver Company, which we refer to as Alberto Culver, as of the close of business on November 8, 2010. The following information supplements, and should be read in conjunction with, our proxy statement, dated November 11, 2010, which we refer to as the proxy statement, which was previously mailed to you on or about November 12, 2010 relating to the proposals to (1) adopt the Agreement and Plan of Merger, dated as of September 27, 2010, which we refer to as the merger agreement, by and among Unilever N.V., a Netherlands corporation, solely with respect to Section 5.10 thereof, Unilever PLC, a company incorporated under the laws of and registered in England, solely with respect to Section 5.10 thereof, Conopco, Inc., a New York corporation, which we refer to as Unilever USA, ACE Merger, Inc., a Delaware corporation, and Alberto Culver, a Delaware corporation, as such agreement may be amended from time to time, and (2) adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting.

PROPOSED SETTLEMENT OF LITIGATION

As previously disclosed on pages 38-39 of the proxy statement under “The Merger—Litigation Related to the Merger,” nine putative stockholder class action lawsuits have been filed in the Court of Chancery of the State of Delaware, the Chancery Division of the Circuit Court of Cook County, Illinois and the District Court of the Northern District of Illinois against Alberto Culver, Alberto Culver’s directors (which, together with Alberto Culver, we refer to as the Alberto Culver defendants), Unilever N.V. and certain other Unilever entities. The two lawsuits filed in the Chancery Division of the Circuit Court of Cook County, Illinois have been voluntarily dismissed by the plaintiffs who brought them. The remaining lawsuits seek, among other relief, certain injunctive relief, including enjoining of the merger, and damages. They also purport to seek recovery of the costs of the action, including reasonable attorneys fees.

On November 29, 2010, the defendants in the lawsuits entered into a Stipulation and Agreement of Compromise and Settlement, which we refer to as the settlement agreement, with respect to claims asserted in the lawsuits described above. Pursuant to the settlement agreement, Alberto Culver and Unilever have agreed (1) to amend the merger agreement, (2) to not take a vote of the Alberto Culver stockholders to approve the merger prior to December 17, 2010, and (3) to provide certain amended disclosures to supplement the proxy statement.

The defendants have denied, and continue to deny, that any of them has committed or has threatened to commit any wrongdoing, violation of law or breach of duty to any plaintiff in these lawsuits, the putative class, or anyone, that they have any liability or owe any damages of any kind to the plaintiffs, and that any additional disclosures are required under any applicable rule, regulation, statute, or law, but are entering into the settlement solely because they consider it desirable that the lawsuits be settled and dismissed on the merits and with prejudice in order to (i) eliminate the burden, inconvenience, expense, risk and distraction of further litigation, (ii) terminate all of the claims which were or could have been asserted against the defendants in the lawsuits, and (iii) thereby permit the merger to proceed without risk of injunctive or other relief.

When effective, the settlement will dismiss all of the plaintiffs’ claims with prejudice and release all defendants from all claims related to the merger. However, the settlement agreement is subject to the approval of the Delaware Court of Chancery. A hearing is expected to be scheduled at which the Delaware Court of Chancery will consider the fairness, reasonableness, and adequacy of the settlement. There can be no assurance that the Delaware Court of Chancery will approve the settlement. In such event, the proposed settlement as contemplated by the settlement agreement may be terminated.

AMENDMENT TO MERGER AGREEMENT

The amendment to the merger agreement, which we refer to as the amendment, provides for the removal of certain notice and negotiation rights of Unilever USA in the event of a “Superior Proposal” (as defined in the merger agreement) and the reduction of the termination fee payable by Alberto Culver under certain circumstances from $125 million to $100 million. The other terms of the merger agreement remain unchanged by the amendment. The summary of the amendment above is qualified in its entirety by reference to the amendment, a copy of which is attached to this supplement as Annex A and which we incorporate by reference into this supplement. This summary does not purport to be complete and may not contain all of the information about the amendment or merger agreement that is important to you. We encourage you to read carefully the amendment and merger agreement, a copy of which is included in the proxy statement, in their entirety.

ADJOURNMENT OF THE SPECIAL MEETING

The special meeting of stockholders of Alberto Culver will be convened as scheduled on December 13, 2010. However, the meeting will be immediately adjourned, without a vote being taken on the merger and the merger agreement, until Friday, December 17, 2010, at 10:00 a.m. central time. The meeting on December 13, 2010 and the reconvened meeting on Friday, December 17, 2010, will each be held at 2525 Armitage Avenue, Melrose Park, Illinois 60160. The record date for the special meeting has not changed. Only stockholders of record at the close of business on November 8, 2010, the record date for the special meeting, will be entitled to vote.

RECOMMENDATION OF ALBERTO CULVER’S BOARD OF DIRECTORS

The Alberto Culver board of directors has unanimously approved the settlement agreement and the amendment. The Alberto Culver board of directors continues to unanimously recommend that Alberto Culver stockholders vote “FOR” the adoption of the merger agreement, as amended, and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

SUPPLEMENTAL DISCLOSURE

The following information (changes marked) amends and supplements the information disclosed on pages 12-20 of the proxy statement under the headings “The Merger—Background of the Merger” and “The Merger—Reasons for the Merger; Recommendation of Alberto Culver’s Board of Directors” with respect to the decision of the Alberto Culver board of directors to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement:

Background of the Merger

Alberto Culver and its board of directors regularly consider strategic alternatives in order to enhance stockholder value, including, from time to time, a possible sale of the Company.

On April 20 and 21, 2010, our board of directors met to review with management the Company’s long-range strategic business plan. While our board of directors and management shared the view that continued growth of the Company’s businesses at historic rates was achievable, our directors recognized that it would require greater levels of investment, which in turn would affect the Company’s risk profile.

On or about April 28, 2010, an investment banker purporting to represent another company involved in our industry, which we refer to as Company A, contacted Carol Bernick, the executive chairman of our board of directors, to discuss whether Ms. Bernick would be interested in meeting with a senior officer of Company A. In subsequent phone calls with Ms. Bernick and Gary Schmidt, a senior vice president and the general counsel and secretary of the Company, the investment banker confirmed that the purpose of the meeting would be to discuss a possible acquisition of the Company.

On May 5, 2010, our board of directors spoke via teleconference to discuss the inquiry by the investment banker. Representatives of our legal counsel, Sidley Austin LLP, which we refer to as Sidley, also participated. Representatives of Sidley discussed the fiduciary duties of our directors and other legal matters. After discussion of the contact by the investment banker purportedly on behalf of Company A, our directors agreed that Ms. Bernick should meet with the officer of Company A if the officer was interested in doing so. At this meeting, Ms. Bernick also informed our directors that, with the advance knowledge and approval of Company counsel, the Lavin family previously had engaged BDT & Company, LLC, which we refer to as BDT, effective as of March 1, 2010, to provide advice regarding the family’s holdings in the Company, including advice regarding Ms. Bernick’s role as a trustee of certain Lavin family trusts and partnerships. (Prior to entering into the engagement with BDT, Ms. Bernick had discussed the possibility of the Lavin family’s entering into the engagement with various other directors, including two members of our audit committee, and with Company counsel.) The senior principal of BDT, Byron Trott, was known to our directors because he had previously advised the Company in connection with its 2006 transaction involving Sally Beauty Holdings, Inc. and certain other strategic matters in late 2007 and early 2008 when he was a senior investment banker at Goldman Sachs & Co.

Following the meeting of our board of directors, Mr. Schmidt conveyed to the investment banker purportedly representing Company A Ms. Bernick’s willingness to have a meeting with Company A and directed him to advise the officer of Company A to contact her if he was interested in such a meeting. Although there were several generalized communications over the next several weeks with the investment banker, the officer of Company A never contacted Ms. Bernick.

On June 9, 2010, our board of directors spoke via teleconference. Representatives of Sidley also participated. Our directors discussed the communications with the investment banker regarding Company A and concluded that the investment banker had been operating without Company A’s authorization. Ms. Bernick then indicated that representatives of BDT were available to join the meeting. Our directors were advised that BDT had recently provided an analysis for the Lavin family regarding the family’s ownership interest in the Company and had reached several preliminary conclusions with respect to the Company based on its review of publicly available information regarding the Company and the personal care industry. As part of its analysis for the Lavin family, BDT identified the possibility that Unilever might be interested in an acquisition of the Company. Once BDT advised Ms. Bernick of this possibility, Ms. Bernick immediately requested that BDT report its analysis to our board of directors. Representatives of BDT then joined the teleconference and delivered a presentation based upon the analysis it had provided to the Lavin family. The representatives of BDT reviewed the prior history of BDT and its members, prior contacts with the Company, current clients and projects BDT had handled, and provided an assessment of the Company’s strengths and weaknesses and competitive activity. The representatives of BDT noted that, based on its review of publicly available information regarding other participants in the personal care industry, the Unilever Group might be potentially interested in a possible transaction, due to its publicly articulated strategy, its relative position in the personal care category as a regulatory matter and its financial capacity. Representatives of Sidley discussed the fiduciary duties of our directors and other legal matters. Our directors engaged in an extensive discussion with representatives of BDT. Based on discussions among directors prior to the teleconference regarding the possible retention of BDT or other financial advisors and with the intention of utilizing the services of BDT on behalf of our board of directors, our directors requested that BDT review non-public information about the Company and prepare a detailed analysis of a possible transaction on behalf of our board of directors for consideration at its next meeting. Our board of directors authorized our management team to enter into a confidentiality agreement with BDT to facilitate the exchange of confidential information for such purpose.

On June 11, 2010, at the direction of our board of directors and after reaching tentative understanding with BDT on the principal terms under which BDT might be engaged by us as a financial advisor, we executed a confidentiality agreement with BDT and members of our management team met with representatives of BDT to discuss the Company’s long-range strategic business plan. Subsequently, BDT conducted further due diligence with respect to the Company in order to prepare its analysis for our board of directors.

On June 21, 2010, BDT and the Lavin family terminated BDT’s engagement by the Lavin family and acknowledged that the periodic retainer payments that had been made by the Lavin family to BDT through such date would satisfy the fees owed under such engagement.

On June 22, 2010, our board of directors met in person. Representatives of Sidley were also present. Our board of directors was informed that the Lavin family’s engagement of BDT had been terminated. Our board of directors authorized the retention of BDT as a financial advisor in order to assist the Company in an analysis and consideration of strategic alternatives, including the possible sale of the Company. Our board of directors also recognized that, if it determined to pursue a sale of the Company, it would retain an additional investment banking firm to render an opinion as to fairness, as it was BDT’s policy not to deliver such opinions. Our board of directors determined to engage BDT based upon, among other factors, BDT’s qualifications, experience and reputation, including Mr. Trott’s experience and reputation as an investment banker generally and in the consumer goods industry in particular, BDT’s familiarity with the Company given Mr. Trott’s prior work on the Company’s behalf, and the understanding that the aggregate fees payable to BDT and any additional investment banking firm engaged to render an opinion as to fairness would total an amount that would be customary for transactions of this nature for the engagement of a single investment banking firm to provide both advisory services and an opinion as to fairness. Our board of directors took into consideration the work that BDT had performed for the Lavin family but did not view that work as compromising its ability to act as a financial advisor on behalf of the Company. Representatives of BDT delivered a presentation regarding its analysis of the Company and its strategic alternatives, including a review of several other participants in the personal care industry that the Company might consider approaching to discuss a potential acquisition of the Company, and indicated that, based on the factors outlined by BDT in the June 9 teleconference, the Unilever Group would be the party most likely to be interested in a possible acquisition of the Company. Representatives of BDT suggested that the Unilever Group would be likely to offer a higher price for the Company if it were offered an opportunity to reach a negotiated transaction as opposed to participating in a sale process involving multiple parties in which Unilever might not engage as actively with the Company and might ultimately offer a lower value in light of bidding dynamics. Following discussion, our board of directors concluded that approaching Unilever to explore a potential transaction would maximize the chances of securing the best possible offer price because, among other things, such a strategy would: (1) focus on the best-situated potential buyer, Unilever; (2) avoid a public auction, at which a lack of interest from other potential buyers could drive down the price Unilever might be willing to pay; (3) ensure that the Company’s confidential information was not spread widely to competitors that might use it to impair the Company’s ability to compete; and (4) avoid disruption to the Company’s operations and employee attrition due to premature public disclosures regarding a possible sale. Our board of directors unanimously authorized BDT to approach the Unilever Group to determine whether and at what value level it might be interested in acquiring the Company. Our board of directors made clear that, in seeking such information, it had not determined to sell the Company but desired to obtain information that would permit it to evaluate better whether it was in the best interests of the Company’s stockholders for the Company to pursue, as an independent company, the long-range business plan discussed at the April 20-21 board meetings. Following the board meeting, we entered into an engagement letter with BDT which included a customary fee for financial advisory services (not including a fairness opinion fee) for transactions of this nature, a portion of which was to be paid as a periodic retainer, a portion of which was to be paid upon the execution of a definitive agreement with respect to a transaction, including a sale of the Company, and the remainder of which was to be paid upon the consummation of such transaction.

On June 28, 2010, a representative of BDT spoke with Paul Polman, the chief executive officer of the Unilever Group, to discuss whether it had any interest in discussing with the Company a potential combination. The representative conveyed to Mr. Polman that our board of directors had not reached a determination to sell the Company, but that it was seeking information as to whether and at what value level the Unilever Group would be interested in acquiring the Company to allow it to better evaluate its strategic alternatives. Mr. Polman indicated that he was familiar with the Company and that he would contact BDT in one to two weeks to discuss the matter further after reviewing publicly available information about the Company.

On July 12, 2010, Mr. Polman contacted a representative of BDT and conveyed that the Unilever Group might be interested in considering an acquisition of the Company. They agreed to schedule a meeting among the Unilever Group, the Company and certain of their respective representatives on July 20, 2010.

On July 20, 2010, Mr. Polman met with Ms. Bernick, V. James Marino, the president and chief executive officer of the Company, and representatives of BDT to discuss a possible transaction. In the meeting, Mr. Polman expressed a preliminary interest in the Unilever Group possibly acquiring the Company in an all-cash transaction and indicated that the Unilever Group would be in a position to propose a preliminary valuation range after conducting a further review of the Company and its financial performance based on publicly available information.

On July 21, 2010, our board of directors met in person at a regularly scheduled meeting. Representatives of BDT and Sidley were also present. Ms. Bernick, Mr. Marino and representatives of BDT reported on the recent communications and meeting with the Unilever Group. Our board of directors discussed a possible transaction with the Unilever Group, and representatives of Sidley discussed the fiduciary duties of our directors and, together with representatives of BDT, reviewed certain timing, transaction structure and other considerations.

On July 27, 2010, representatives of BDT spoke with representatives of the Unilever Group’s financial advisor, Morgan Stanley & Co., which we refer to as Morgan Stanley, to discuss certain assumptions that Morgan Stanley planned to incorporate in its financial models for purposes of valuing the Company.

On August 12, 2010, Morgan Stanley called BDT and indicated that the Unilever Group would be interested in exploring the possibility of acquiring the Company at a price per share between $33.00 and $38.00 in cash, but that it was more likely to be at the lower end of that range (i.e., around $33.00 to $35.00 per share) based on the limited information regarding the Company available to the Unilever Group as of that date.

On August 12, 2010, our board of directors met telephonically. Representatives of BDT and Sidley also participated. Representatives of BDT reported to our board of directors regarding its recent communications with Morgan Stanley and the terms of the indication of interest received that morning. Our board of directors discussed the proposed $33.00 to $38.00 per share valuation range, and expressed disappointment that the Unilever Group was likely to focus on the lower end of the valuation range. Our board of directors directed BDT to continue its discussions with the Unilever Group regarding the proposed valuation range.

On August ~~15,~~ 14, 2010, a representative of BDT called Mr. Polman to discuss the Unilever Group’s proposed valuation range. The BDT representative informed Mr. Polman that the Company board of directors was disappointed with the breadth and level of the proposed valuation range and the particular focus on the lower half of it. Mr. Polman indicated that the proposed range was preliminary and that non-public information would be required before the Unilever Group would confirm a more specific valuation level.

On August 16, 2010, Mr. Polman called Ms. Bernick to discuss the proposed valuation range, and the need for non-public information in order to be willing to offer a price that approached or exceeded the higher end of the range.

On August 17, 2010, our board of directors met telephonically. Representatives of BDT and Sidley also participated. Ms. Bernick and the representatives of BDT reported on their conversations with Mr. Polman and Morgan Stanley. Representatives of BDT reviewed certain preliminary valuation information with our board of directors, and representatives of Sidley discussed the fiduciary duties of the directors and other legal matters. Our board of directors discussed potential responses to the indication of interest. Ms. Bernick, Mr. Marino and representatives of BDT suggested that our board of directors respond with a valuation range of between $37.00 and $41.00 per share. Our board of directors also considered whether to contact other potential buyers if a price above $37.00 per share could not be reached with the Unilever Group, but after discussing other potential buyers and considering advice from representatives of BDT, among other things, concluded that financial bidders would not be able to offer as much as strategic buyers, and that involving additional strategic buyers in a sale process would be undesirable because it would require sharing confidential information with more competitors and potentially be disruptive to the business and to the negotiations with the Unilever Group, without a reasonable likelihood of another party being able to offer a higher price than the Unilever Group. Following the discussion, our board of directors directed BDT to communicate to the Unilever Group a proposed price range of $37.00 to $41.00 per share as the basis on which the Company would be prepared to allow the Unilever Group to conduct additional due diligence.

On August 18, 2010, a representative of BDT contacted Mr. Polman and informed him of the $37.00 to $41.00 per share valuation range. Mr. Polman indicated that the Unilever Group would need to conduct due diligence of non-public information in order to determine whether it was prepared to offer a price in that range.

On August 21, 2010, we entered into a confidentiality agreement with Unilever United States, Inc. to facilitate the exchange of confidential information.

On August 23, 2010, members of our senior management team made presentations to the Unilever Group’s management team and representatives of Morgan Stanley regarding the Company’s business. During this meeting, certain financial projections that had been previously prepared by the Company’s management team were shared with the Unilever Group’s management team. See the section of this proxy statement titled “—Financial Projections.” At the conclusion of the meetings, Mr. Polman informed Ms. Bernick that the Unilever Group would continue its due diligence review and that he would revert to the board of directors of Unilever N.V. and Unilever PLC for authorization to submit a revised per share valuation.

On August 30, 2010, our board of directors met telephonically. Representatives of BDT and Sidley also participated. Ms. Bernick, Mr. Marino and representatives of BDT reported on communications with the Unilever Group since the August 17 board meeting, including a review of the August 23 meeting and the status of the Unilever Group’s due diligence review. Representatives of Sidley discussed the fiduciary duties of our directors and other legal matters. Our board of directors discussed timing and transaction structure considerations, as well as possible next steps upon receipt of a revised indication of price from the Unilever Group.

On September 6, 2010, representatives of Morgan Stanley called representatives of BDT and informed them that the Unilever Group would be willing to acquire the Company at a price per share of $35.00.

On September 7, 2010, our board of directors met telephonically. Representatives of BDT and Sidley participated. Ms. Bernick reported on recent developments and the receipt of the revised price proposal from the Unilever Group. Our directors expressed disappointment with the $35.00 per share offer price and discussed a possible response.

Later on September 7, 2010, Mr. Polman called Ms. Bernick to follow up on the discussion between representatives of Morgan Stanley and BDT. Ms. Bernick conveyed disappointment with the $35.00 per share offer price and that our board of directors had been expecting a price at the higher end of the price range previously communicated to Mr. Polman. Mr. Polman indicated that he could not offer $40.00 or $39.00 per share but that he had some flexibility above $35.00 or $36.00 per share, if such a valuation were consistent with the ongoing due diligence review. In addition, Mr. Polman explained that he would need to understand what price level would likely be acceptable to our board of directors. Ms. Bernick indicated that she would be prepared to recommend to our board of directors that a price of $38.00 per share be accepted, but that she could not assure Mr. Polman that our board of directors would be willing to accept such a price.

Later on September 7, 2010, Ms. Bernick spoke to several directors to determine whether they would be supportive of a price of $38.00 per share.

Later on September 7, 2010, Ms. Bernick called Mr. Polman and indicated that she had spoken with certain other members of our board of directors and that our board of directors might be willing to support a transaction at a price of $38.00 per share.

Between September 7, 2010 and September 10, 2010, the Unilever Group received and analyzed further non-public information with respect to the Company.

On September 8, 2010, our board of directors met telephonically. Representatives of BDT and Sidley also participated. Ms. Bernick reported on her conversations with Mr. Polman. Our board of directors directed Ms. Bernick to communicate a willingness to accept a price of $38.00 per share. Our directors also discussed the retention of a second financial advisor for purposes of rendering an opinion as to the fairness, from a financial point of view, of the consideration to be received by our stockholders in the possible transaction with the Unilever Group and authorized our management team to contact Credit Suisse to discuss their potential engagement. Our board of directors selected Credit Suisse based upon, among other factors, Credit Suisse’s qualifications, experience and reputation, and its familiarity with the Company and its business, including as a result of having acted within the past two years as a financial advisor to the Company in connection with its acquisition of Simple Health & Beauty Limited and in connection with the Company’s sale of Cederroth International AB.

On September 10, 2010, Ms. Bernick and Mr. Polman spoke telephonically, and Mr. Polman indicated that the Unilever Group would be willing to acquire the Company at a price of $37.50 per share, subject to the Unilever Group’s completion to its satisfaction of its due diligence review. Ms. Bernick agreed to recommend that price to our board of directors if the Unilever Group would be prepared to complete its due diligence review and negotiate a definitive agreement within a reasonably expeditious timeframe. Ms. Bernick also contacted Credit Suisse on September 10, 2010 to discuss their potential engagement by the Company.

On September 10, 2010, our board of directors met telephonically. Representatives of BDT and Sidley also participated. Ms. Bernick communicated the Unilever Group’s proposed price of $37.50 per share. Our directors discussed with representatives of BDT the proposed per share consideration, and discussed with representatives of Sidley certain anticipated provisions of a merger agreement, including those that would permit the Company to accept a higher bid, if one were made after the entry into a definitive agreement. After discussion, our directors unanimously supported the continuation of discussions with the Unilever Group regarding a transaction at $37.50 per share. Our board of directors also discussed the possible retention of Credit Suisse to advise our board of directors with respect to the fairness from a financial point of view of the proposed price per share. Our directors authorized management to negotiate an engagement letter with Credit Suisse.

On September 10, 2010, representatives of Sidley and representatives of the Unilever Group’s legal counsel, Cravath, Swaine & Moore LLP, which we refer to as Cravath, discussed potential structures for the proposed transaction.

Between September 10, 2010 and September 27, 2010, the Unilever Group, Cravath, Morgan Stanley and PricewaterhouseCoopers LLP, an additional advisor to the Unilever Group, continued their due diligence review of the Company.

Between September 11, 2010 and September 26, 2010, our management team provided non-public information about the Company, including certain financial projections, to Credit Suisse to facilitate their review of the proposed transaction. See the section of this proxy statement titled “—Financial Projections.”

On September 17, 2010, Cravath distributed an initial draft of the merger agreement to Sidley and an initial draft of the stockholder agreement to the Lavin family’s legal counsel, Neal, Gerber & Eisenberg LLP, which we refer to as Neal Gerber.

Also on September 17, 2010, we requested that Credit Suisse prepare a preliminary financial analysis of the proposed transaction in anticipation of being engaged by our board of directors at its next meeting.

On September 20, 2010, our board of directors met in person. Representatives of BDT and Sidley were also present. Representatives of Sidley reviewed the terms of the Credit Suisse engagement letter, which included a customary fee for rendering an opinion as to fairness in transactions of this nature (payable upon the rendering of such opinion, regardless of the conclusion reached therein) and which our board of directors unanimously approved, at which time representatives of Credit Suisse joined the meeting and the engagement letter was executed with an effective date of September 17, 2010. Representatives of BDT reported on events since the September 10 teleconference and the status of the Unilever Group’s due diligence review. Representatives of Sidley discussed the fiduciary duties of our directors, reviewed with our directors the terms of the draft merger agreement and possible negotiating responses, and outlined antitrust considerations associated with the proposed transaction. Representatives of Credit Suisse and representatives of BDT then presented their respective preliminary financial analyses of the proposed transaction. A summary of the material financial analyses performed by Credit Suisse for the Company’s board of directors in connection with the preparation of Credit Suisse’s opinion and reviewed with the Company’s board of directors at a meeting held on September 26, 2010 is set forth below in the section of this proxy statement titled “—Opinion of Credit Suisse.” In addition to the preliminary financial analyses reviewed with our board of directors at the September 20, 2010 meeting, Credit Suisse, per the board’s request, provided certain information regarding premiums paid in prior transactions, as well as estimated synergies disclosed in prior transactions. This information was provided as a supplement to our board of directors and did not form a part of Credit Suisse’s financial analysis of Alberto Culver. The information indicated that the median premium paid in all all-cash deals valued between $1 billion and $10 billion between January 2000 and September 20, 2010 was 22% against the target’s 1-day stock price and 26% against the target’s 1-month average stock price leading up to the deal, and the premium paid in such deals in the consumer staple industry was 22% against the target’s 1-day stock price and 30% against the target’s 1-month average stock price leading up to the deal. The information also indicated that the median level of estimated synergies disclosed in selected prior transactions in the household and personal care industry was approximately 10.8% as a percentage of the target’s sales. Our board of directors discussed the premium information with the representatives of BDT and Credit Suisse and acknowledged that a comparison was likely of limited utility given that Alberto Culver’s common stock was trading at that time near its all-time high stock price and at a premium to several of its peer companies.

Between September 20, 2010 and September 27, 2010, Cravath, Sidley and representatives of the Unilever Group and the Company negotiated the terms of the merger agreement. The key transaction terms discussed by the Unilever Group, the Company and their respective counsel included the circumstances under which termination fees would be payable by either party and the amounts of such termination fees, covenants by Unilever USA and the Unilever Group to take certain actions in seeking the receipt of antitrust approvals, the scope of the representations and warranties to be made by the Company and the treatment of the Company’s non-executive officer employees during the pendency of the transaction and following the consummation of the merger. During the negotiations the Company’s representatives did not seek a provision permitting or requiring the Company to solicit competing bids from other potential buyers other than Unilever. Our Board of Directors believed that the provisions agreed to in the merger agreement would not discourage a serious potential buyer from making a proposal superior to the one agreed to with Unilever, and that the publicity surrounding the announcement of the transaction would be sufficient to notify any potential bidders other than Unilever.

Between September 21, 2010 and September 27, 2010, representatives of the Unilever Group, the stockholders party to the stockholder agreement (principally trusts for the benefit of members of the Lavin family), Cravath and Neal Gerber negotiated the terms of the stockholder agreement.

On September 22, 2010, our board of directors met telephonically. Representatives of BDT, Credit Suisse and Sidley also participated. Representatives of BDT reported on discussions with Morgan Stanley since the September 20 board meeting, management reported on the status of the Unilever Group’s due diligence review and representatives of Sidley reported on the status of merger agreement negotiations.

On September 26, 2010, our board of directors met in person to consider approval of the merger agreement. Representatives of BDT, Credit Suisse and Sidley were also present. Representatives of Sidley discussed the fiduciary duties of our directors and reviewed with the directors the terms of the draft merger agreement and related documentation, and the terms of the draft stockholder agreement. BDT presented its comments on the proposed merger and reiterated its belief that the Unilever Group was the most logical buyer of all potential strategic buyers because of its publicly articulated strategy, its relative position as a regulatory matter and its financial capacity. Also at this meeting, Credit Suisse reviewed with our board of directors certain financial analyses, as described in the section of this proxy statement titled “—Opinion of Credit Suisse,” and rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion), that, as of September 26, 2010, and based upon and subject to the assumptions and qualifications stated in its opinion, the consideration to be received by the holders of our common stock in the merger was fair, from a financial point of view, to such stockholders. After discussion and considering the factors described in the section of this proxy statement titled “—Reasons for the Merger,” our board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Subsequent to the September 26 board meeting, the stockholders party to the stockholder agreement completed the negotiation of the terms of that agreement through their counsel, Neal Gerber.

Early in the morning on September 27, 2010, the Company, Unilever USA, Merger Sub, Unilever PLC and Unilever N.V. executed the merger agreement and Unilever USA and the other parties to the stockholder agreement executed the stockholder agreement.

On September 27, 2010, prior to the opening of trading on the London Stock Exchange, the Unilever Group issued a press release announcing the execution of the merger agreement. Prior to the opening of trading on the NYSE, the Company issued a press release announcing the execution of the merger agreement.

Reasons for the Merger; Recommendation of Alberto Culver’s Board of Directors

Our board of directors has unanimously (i) determined that the entry into the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement are in the best interests of Alberto Culver and its stockholders, (ii) approved, and declared advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) determined that the merger consideration is fair to the stockholders of Alberto Culver entitled to receive the merger consideration; and (iv) recommended that our stockholders vote in favor of adoption of the merger agreement.

Over the course of several meetings of our board of directors beginning in May of 2010, its members, in consultation with our senior management team and outside legal and financial advisors, considered a variety of factors, including:

•	The current and historical financial condition and results of operations of the Company.

•	The Company’s financial projections and the risks associated with its ability to meet such projections if it were to continue to operate as a standalone company.

•	The fact that continued growth of the Company’s businesses at historic rates would require greater levels of investment, which in turn would affect the Company’s risk profile.

•	Increasing competition faced by the Company, with many of the Company’s competitors being substantially larger and more diversified and having significantly greater financial resources.

•	Continuing challenges posed by extensive regulation world-wide with respect to the Company’s products.

•	The possibility that the effects of a soft economy in many of the Company’s key geographic areas might persist for an extended period.

•	Other possible strategic alternatives to the merger and the feasibility, risks and uncertainties associated with each alternative.

•

The likelihood that the merger will be completed given Unilever’s financial condition, the parties’ respective covenants to take certain actions in connection with any opposition to the merger from antitrust regulators and the limited closing conditions.

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The opinion of Credit Suisse, dated September 26, 2010, to the Company’s board of directors as to the fairness, from a financial point of view as of the date of the opinion, of the consideration to be received by the holders of the Company’s common stock in the merger, as more fully described below in the section of this proxy statement titled “—Opinion of Credit Suisse”, as well as the respective financial analyses presented to the Company’s board of directors by Credit Suisse and BDT on September 26, 2010.

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The fact that the $37.50 per share price to be paid in the merger represents a premium of more than 33% to the Company’s 12-month volume weighted average share price (for the 12-month period ended September 24, 2010) and an 18% premium to the Company’s all-time high share price (after taking into account the spinoff in 2006).

•	The terms of the merger agreement that, subject to certain limitations, allow the Company to provide confidential information and engage in discussions with respect to unsolicited takeover proposals.

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The belief that it is unlikely that a third party would be interested in acquiring the Company on terms more favorable than those offered by Unilever. This belief was based upon (i) the statements of the Company’s financial advisors that the $37.50 per share price is beyond the reach of financial buyers and (ii) BDT’s statements at the time of the initiation of the discussions with Unilever (reconfirmed on the date of the approval meeting) that Unilever is the most logical buyer of all potential strategic buyers because of its publicly articulated strategy, its relative position in the personal care category as a regulatory matter and its financial capacity. The board of directors of the Company considered these statements (as well as concerns about sharing competitive information with multiple potential strategic bidders and potential disruption to the Company’s ongoing business) in determining to proceed only with Unilever in the pre-signing period.

•	The fact that the $37.50 per share price in the merger agreement was the result of several price increases made by Unilever during the negotiation process.

•	The fact that the consideration to be received by the Company’s stockholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value.

•	The fact that the Company’s stockholders will be entitled to appraisal rights under Delaware law.

•	The recommendation of the Company’s senior management team in favor of the transaction.

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The proposed execution of a stockholder agreement by certain Lavin family stockholders, Ms. Bernick and Mr. Lavin in connection with the execution of the merger agreement, pursuant to which they would agree to vote certain shares of the Company’s common stock owned by them in favor of adoption of the merger agreement, subject to certain conditions.

•	The terms and conditions of the merger agreement, and the course of negotiation thereof, including:

•	the $125 million termination fee;

•	the $125 million reverse termination fee;

•	the conditions to Unilever USA’s obligation to complete the merger, including the absence of a financing condition and the absence of a need for a vote of the Unilever Parents’ stockholders;

•	the conditions to each party’s obligation to complete the merger, including the condition that the merger is subject to the adoption of the merger agreement by the Company’s stockholders;

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Unilever’s commitment to take certain actions in connection with any opposition to the merger from antitrust regulators, including the size of the divestitures that Unilever USA or its affiliates would be required to make to obtain antitrust clearance;

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the structure of the transaction as a merger, which will result in detailed public disclosure and a substantial period of time prior to consummation of the merger during which any unsolicited superior proposal can be considered; and

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the Company’s right, in the exercise of the board’s fiduciary duties, to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions (including Unilever USA’s rights to match competing bids) and the payment of a termination fee of $125 million, which our Board of Directors believed would not discourage a serious potential buyer from making a proposal superior to the one agreed to with Unilever.

Our board of directors also considered certain risks and other potentially negative factors concerning the merger, including:

•	The fact that, following the merger, the Company’s stockholders will cease to participate in any future earnings growth of the Company or benefit from any future increase in its value.

•	The possibility that if the merger were not consummated, the Company would have incurred significant transaction and opportunity costs.

•	For United States federal income tax purposes, the receipt of the cash merger consideration will be a taxable transaction.

•	The restrictions that the merger agreement places on the Company’s ability to solicit competing proposals.

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The requirement that the Company pay a termination fee of $125 million if it terminates the merger agreement under certain circumstances and Unilever USA’s rights to match competing bids, which could act as possible deterrents to other potential bidders.

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The possible disruption to the Company’s business that might result from the announcement of the merger, including the resulting distraction of the attention of the Company’s senior management, and the impact on our employees and our relationships with existing and prospective customers, suppliers, business partners and other third parties.

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The restrictions on the conduct of the Company’s business prior to completion of the merger which could delay or prevent the Company from undertaking business opportunities that might arise pending completion of the merger.

The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by our board of directors. Our board of directors also considered certain interests our directors and executive officers have in the merger that are different from, or in addition to, those of our stockholders, which are described in the section of this proxy statement titled “—Interests of Alberto Culver’s Directors and Executive Officers in the Merger” on page 29. Based on the factors outlined above, the board of directors determined that the entry into the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement are in the best interests of Alberto Culver and its stockholders, and that the merger consideration is fair to the stockholders of the Company entitled to receive the merger consideration.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This supplement contains forward-looking statements, including information relating to the merger, which are qualified in their entirety by the “Cautionary Statement Concerning Forward-Looking Information” section of the proxy statement.

PROXIES AND REVOCATION

Another proxy card is enclosed for your convenience. If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to revoke or change your vote. If you are a stockholder of record of the company, you may revoke your proxy or change your vote at any time before it is exercised at the special meeting, or at any adjournment or postponement thereof, in any of the ways described below.

Stockholders of record as of the close of business on November 8, 2010 may vote their shares of Alberto Culver common stock by:

•	submitting their proxy by telephone by following the instructions on the enclosed proxy card;

•	submitting their proxy via the Internet by following the instructions on the enclosed proxy card;

•	signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope; or

•	appearing and voting in person at the special meeting, or at any adjournment or postponement thereof.

Whether or not you plan to attend the special meeting, or any adjournment or postponement thereof, in person, we request that you complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or over the Internet prior to the special meeting, or any adjournment or postponement thereof, to ensure that your shares will be voted at the special meeting, or at any adjournment or postponement thereof. If you properly authorize a proxy but no direction is given on how to vote your shares, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the discretion of the proxies on any other matters properly brought before the special meeting, or at any adjournment or postponement thereof.

If your shares of Alberto Culver common stock are held in “street name” by a broker, bank or other nominee, you will receive a voting instruction form from your broker, bank or other nominee with instructions that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee. Brokers who hold shares of Alberto Culver common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, such brokers will not have such discretion with respect to the proposals contained in the proxy statement as such proposals are not considered “routine” proposals. Therefore, if you do not provide voting direction to your broker in accordance with the instructions provided by such broker, your shares held in “street name” will not be voted. Accordingly, such uninstructed shares will have the effect of votes “AGAINST” the adoption of the merger agreement, but will have no effect on the proposal to adjourn the special meeting.

Proxies received by Alberto Culver at any time before the vote being taken at the special meeting, or at any adjournment or postponement thereof, which have not been revoked or changed before being voted, will be voted at the special meeting, or at any adjournment or postponement thereof. If you are a stockholder of record of shares of Alberto Culver common stock, you have the right to change or revoke your proxy at any time, unless noted below, before the vote is taken at the special meeting, or at any adjournment or postponement thereof:

•

by delivering to Alberto Culver’s principal executives offices at 2525 Armitage Avenue, Melrose Park, Illinois 60160, Attn: Secretary, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•

by attending the special meeting, or any adjournment or postponement thereof, and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by signing and delivering a new proxy, relating to the same shares of Alberto Culver common stock and bearing a later date; or

•

by submitting a new proxy by telephone or via the Internet on a later date but prior to the date of the special meeting, or any adjournment or postponement thereof in accordance with the instructions on the proxy card.

If you are a “street name” holder of Alberto Culver common stock, you may change or revoke your vote by submitting new voting instructions to your brokerage firm, bank or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Questions with respect to the authorization or revocation of any proxies should be directed to:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders Call Toll-Free: (877) 750-9501

Banks and Brokers May Call Collect: (212) 750-5833

Annex A

AMENDMENT NO. 1 (this “Amendment”) to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 27, 2010, among UNILEVER N.V., a Netherlands corporation (“NV”), solely with respect to Section 5.10 thereof, UNILEVER PLC, a company incorporated under the laws of and registered in England (“PLC”), solely with respect to Section 5.10 thereof, CONOPCO, INC., a New York corporation (“Parent”), ACE MERGER, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”) and ALBERTO-CULVER COMPANY, a Delaware corporation (the “Company”), dated as of November 29, 2010, among NV, solely as a party to Section 5.10 of the Merger Agreement, PLC, solely as a party to Section 5.10 of the Merger Agreement, Parent, Sub and the Company.

WHEREAS Parent, Sub and the Company desire to amend the Merger Agreement in the manner set forth below;

WHEREAS the Merger Agreement may be amended, in accordance with Section 7.03 thereof, by an instrument in writing signed on behalf of each of the parties to the Merger Agreement; and

WHEREAS the Board of Directors of the Company has approved this Amendment in accordance with Section 7.05 of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto agree as follows:

SECTION 1. Amendment to Section 4.02(b)(iii) of the Merger Agreement. Section 4.02(b)(iii) of the Merger Agreement is hereby amended by (i) inserting the text “and” immediately after the text “could not then be satisfied,” at the end of subclause (A) thereof and (ii) deleting in its entirety each of subclauses (C), (D) and (E) thereof.

SECTION 2. Amendment to Section 5.06(b) of the Merger Agreement. Section 5.06(b) of the Merger Agreement is hereby amended by deleting the text “$125,000,000” therein and replacing it with the text “$100,000,000”.

SECTION 3. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties to the Merger Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement, all of which shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Merger Agreement specifically referred to herein. After the date of this Amendment, any reference to the Merger Agreement shall mean the Merger Agreement as modified hereby.

SECTION 4. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 5. Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile or PDF), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Amendment to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

CONOPCO, INC.,

By:	/s/ Paul McMahon
Name: Paul McMahon Title: Vice President

ACE MERGER, INC.,

By:	/s/ Paul McMahon
Name: Paul McMahon Title: Vice President

ALBERTO-CULVER COMPANY,

By:	/s/ Carol L. Bernick
Name: Carol L. Bernick Title: Executive Chairman of the Board of Directors

By:	/s/ V. James Marino
Name: V. James Marino Title: President and Chief Executive Officer

UNILEVER N.V. (solely as a party to Section 5.10 of the Merger Agreement),

By:	/s/ Paul McMahon
Name: Paul McMahon Title: Authorized Signatory

UNILEVER PLC (solely as a party to Section 5.10 of the Merger Agreement),

By:	/s/ Paul McMahon
Name: Paul McMahon Title: Authorized Signatory

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